Exhibit 10.4

EXECUTION VERSION

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is made as of the 25th day of April, 2016, by and between VIRGINIA HEALTHCARE CENTER, LLC, a Virginia limited liability company, having an address at c/o Gyrodyne, LLC, One Flowerfield, Suite 24, St. James, NY 11780, Attn: Peter Pitsiokos, Chief Operating Officer (“Seller”) and JAG ASSOCIATES, L.L.C., a Virginia limited liability company, having an address 7717 Carlton Place, McLean, VA 22102, Attn: Ambrish Gupta, or its permitted assigns (“Purchaser”).

R E C I T A L S:

A.     Purchaser and Seller entered into that certain Purchase and Sale Agreement dated as of February 4, 2016, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of February 22, 2016, and that certain Second Amendment to Purchase and Sale Agreement dated as of April 8, 2016 (collectively, the “Agreement”) pursuant to which Seller agreed to sell to Purchaser, and Purchaser agreed to purchase from Seller, that certain Property (as defined in the Agreement) on the terms and conditions set forth therein.

B.     Seller and Purchaser desire to amend certain terms and conditions of the Agreement as hereinafter set forth.

W I T N E S S E T H:

NOW, THEREFORE, and in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, do hereby agree, and amend the Agreement, as follows:

1.     Purchase Price Adjustment.

a.     Section 3.1 of the Agreement is hereby amended to change the Purchase Price to Fourteen Million Fifteen Thousand and No/100 Dollars ($14,015,000.00).

b.     Purchaser acknowledges that Purchaser (i) has completed its evaluation of the Property; (ii) has decided to proceed to Closing; (iii) agrees that the Earnest Money Deposit is non-refundable, except as may be provided under Section 13.1 of the Agreement; (iv) shall accept the Property pursuant to Section 5.4 of the Agreement; and (v) agrees that the Three Hundred Thousand and No/100 Dollars ($300,000.00) reduction of the Purchase Price, as reflected in Section 1(a) of this Amendment, reflects the mutually agreed sum for Purchaser to address Property conditions to Purchaser’s satisfaction.

2.     New Leases.     In accordance with Section 7.1(c) of the Agreement, Seller and Purchaser agree to allocate financial obligations in connection with three (3) new Leases as follows:

a.     Active Family Wellness Lease. Seller shall pay all leasing commissions due to Trust Properties and all soft costs associated with the space plan of the Premises and the architectural drawings for the Turnkey Work. Purchaser shall, in Purchaser’s sole discretion, engage contractors to construct the Turnkey Work, and Purchaser shall pay the hard cost of constructing the Turnkey Work.

b.     Stone Springs Pharmacy. Seller shall pay all leasing commissions due to Trust Properties and all soft costs associated with the space plan of the Premises and the architectural drawings for the Turnkey Work. Purchaser shall, in Purchaser’s sole discretion, engage contractors to construct the Turnkey Work, and Purchaser shall pay the hard costs of constructing the Turnkey Work.

c.     Interim Leases. In the event that Seller enters into additional new leases for premises at the Property pursuant to Section 7.1(c) of the Agreement between the date of this Third Amendment and the Closing Date, Purchaser shall pay all leasing commissions due to Trust Properties and all soft costs associated with the space plan of the Premises and the architectural drawings for the Turnkey Work and all hard costs of constructing the Turnkey Work, which shall be performed by contractors selected by Purchaser in Purchaser’s sole discretion.

3.     Master Lease.     The Master Lease, which is defined in Section 8.1, and attached as Exhibit L, of the Agreement is hereby amended and replaced with the form of Master Lease attached hereto as Amended Exhibit L.

4.     Permitted Assignee.     Seller acknowledges that Purchaser intends to take title to the Property through a permitted assignee in accordance with Section 15.1 of the Agreement. Such permitted assignee shall be One Capital Partners, LLC.

5.     Definitions.     Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meaning ascribed to such terms in the Agreement.

6.     Severability.     If any provision of this Amendment is held to be invalid or unenforceable, the same shall not affect the validity or enforceability of any of the other provisions of this Amendment, which shall continue in full force and effect, as if the invalid or unenforceable provision had been deleted.

7.     Construction.      If any provision of this Amendment conflicts with any provision of the Agreement, the provisions of this Amendment shall be controlling.

8.     Entire Agreement.     The Agreement, as amended by this Amendment, constitutes the entire agreement between the Seller and Purchaser with respect to the subject matter hereof, superseding all, if any, prior verbal discussions or agreements between Seller and Purchaser. As modified by the terms of this Amendment, all terms and conditions of the Agreement shall continue in full force and effect, and shall bind the parties hereto, and their respective successors and assigns. This Amendment shall become effective only upon its execution and delivery by Seller and Purchaser.

9.     Counterparts.     This Amendment may be executed in counterparts, each of which counterparts shall be an original, but all of which counterparts shall constitute one and the same agreement.

[signatures appear on the next page]

IN WITNESS WHEREOF, Seller, Purchaser and Escrow Agent have respectively executed this Agreement as of the Effective Date.

Date Executed:	SELLER:

April __, 2016	VIRGINIA HEALTHCARE CENTER, LLC, a Virginia limited liability company

	By:	Gyrodyne, LLC its Sole Member

By:
Peter Pitsiokos
Chief Operating Officer

PURCHASER:

April __, 2016	JAG ASSOCIATES, L.L.C., a Virginia limited liability company

By:
Ambrish Gupta
Member

ESCROW AGENT:

April __, 2016	WALKER TITLE, LLC,

By:
Name:
Title:

AMENDED EXHIBIT L

Form of Master Lease

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MASTER LEASE

Between

One Capital Partners, LLC,

as Landlord,

and

Virginia Healthcare Center, LLC,

as Tenant,

for

Space in the Complex Located at

10721 Main Street

Fairfax, Virginia 22030

May 4, 2016

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Basic Lease Provisions

of the

Master Lease

Between

One Capital Partners, LLC, as Landlord

And Virginia Healthcare Center, LLC, as Tenant

The following basic terms of the Lease (herein called the "Basic Lease Provisions") between Landlord and Tenant are an integral part of and are incorporated by reference into this Lease:

A.	“Complex:” The Complex consists of two (2) buildings (each a “Building”), containing a total of 58,109 square feet of rentable space and related improvements known as:

10721 Main Street

Fairfax, Virginia 22030

B.

"Premises:" The Premises shall consist of the amount of vacant rentable square feet as of the Effective Date located in the Complex as of the Effective Date that is required to bring the pro forma occupancy level of the Complex to 55,204 rentable square feet, which is ninety five percent (95%). The parties stipulate that the agreed rentable square feet of the Premises as of the Effective Date is 3,852 rentable square feet, and there shall be no right to re-measure the initial calculation of the rentable area comprising the Premises.

The Premises shall be subject to reduction in size during the Lease Term, pursuant to Section 1.3(b)(ii).

C.	“Lease Term:” The Lease Term shall be two (2) years.

Renewal Term(s): There shall be no renewal term.

D.	“Lease Commencement Date:” The Lease Commencement Date shall be May 4, 2016.

E.	"Rent Commencement Date:" The Rent Commencement Date shall be the Lease Commencement Date.

F.	"Expiration Date:" The Expiration Date shall be May 3, 2018, unless sooner terminated pursuant to Section 1.3(b)(ii).

G.

“Rent:” For the entire Lease Term, Rent shall be calculated at a rate of Twenty-Two and 03/100 Dollars ($22.03) per rentable square foot comprising the Premises, as adjusted pursuant to the Rent Credit described in Item N of these Basic Lease Provisions and Section 1.3(b)(ii) of the Lease. There shall be no escalation in Rent during the Lease Term.

H.	"Tenant's Proportionate Share:" The Tenant’s Proportionate Share shall be zero percent (0.00%). Tenant shall not be required to pay a proportionate share of operating expenses or real estate taxes.

I.	“Security Deposit:” There shall be no security deposit.

J.	Addresses for Notices and Payments:

Tenant     :             Virginia Healthcare Center, LLC

49 Conklin Avenue

Cortlandt Manor, NY 10567

Attn: Pat Lara

Landlord:               One Capital Partners, LLC

7717 Carlton Place

McLean, Virginia 22102

Attn: Ambrish Gupta

K.	“Guarantor:” Gyrodyne, LLC, a New York limited liability company.

L.

“Broker:” Each of Landlord and Tenant represent to the other that it has not been represented by a broker in connection with this Lease and that there are no broker commissions due in connection with this Lease.

M.	“Use:” General office, including medical office, use.

N.

“Rent Credit:” Starting with the first quarterly installment of Rent, Tenant shall receive a Rent Credit against the calculation of annual Rent in accordance with Sections 1.3(b)(ii) and 3.2 of this Lease, and Tenant shall pay one quarter of annual Rent due after application of such Rent Credit. Thereafter, Rent Credits shall applied for every new tenant for the Premises that is substituted for Tenant pursuant to Section 1.3(b)(ii) of this Lease for base rent payments made at a rate of greater than $22.03 per annum. Such Rent Credits shall be calculated at the time of each quarterly installment of Rent by first applying the annualized credit for each new tenant paying base rent for a portion of the Premises against annual Rent and then calculating the quarterly installment of Rent then due.

LEASE

This Lease is entered into and made to be effective as of May 4, 2016 (the “Effective Date”), by and between the following parties: (1) One Capital Partners, LLC, a Virginia limited liability company (hereinafter called the "Landlord"), and (2) Virginia Healthcare Center, LLC, a Virginia limited liability company (hereinafter called the "Tenant").

W I T N E S S E T H:

ARTICLE 1 -- LEASE OF THE PREMISES AND APPURTENANT RIGHTS

Section 1.1 -- Lease of the Premises. Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the Premises, to have and to hold the same on the terms, conditions, covenants and provisions set forth in this Lease, and the non-exclusive right to use the Common Areas (as hereinafter defined), in common with other occupants and users of the Complex (as hereinafter defined), subject to the terms and conditions of this Lease. This Lease and Tenant’s rights hereunder are subject and subordinate to any laws, recorded restrictions, easements and agreements affecting the Complex.

Section 1.2 -- Basic Lease Provisions. The basic terms of this Lease (the "Basic Lease Provisions") are set forth on the schedule entitled "Basic Lease Provisions,” which appears at the beginning of this instrument. The Basic Lease Provisions is an integral part of and is incorporated by reference into this Lease.

Section 1.3 -- Description of the Complex, the Premises and the Common Areas.

Section 1.3(a). The Complex. The “Complex” in which the Premises is located, including the land, buildings and all other improvements thereon, is identified in Item A of the Basic Lease Provisions. Landlord reserves the right at any time, and from time to time, to make alterations to, and to build additional stories on, the building in which the Premises is located, to construct other buildings and improvements in the Complex, to enlarge or reduce the Complex, to add decks or elevated parking facilities, and to sell or lease any part of the land comprising the Complex for the construction thereon of building(s) or improvements which may or may not be part of the Complex.

Section 1.3(b). The Premises.

(i)     The initial Premises consists of office suites listed on the "Exhibit A" hereto, which is incorporated herein by this reference, and as more particularly described in Item B of the Basic Lease Provisions.

(ii)     Notwithstanding the foregoing, Landlord shall, during the Lease Term, have a continuing obligation to make commercially reasonable efforts to lease all or a portion of the Premises at then-current market rates, as a priority over leasing occupied space in the Building, except in the instance of renewals of existing leases, and any presently occupied space that becomes available during the Lease Term. As portions of the Premises become leased during the Lease Term, Tenant’s obligation to pay Rent shall be reduced proportionately by the amount of newly leased space. In conjunction with each quarterly installment of Rent to be paid to Landlord by Tenant under this Lease, Landlord and Tenant shall execute an amendment to this Lease reflecting (1) the identification of portions of the Premises that became leased pursuant to this Section 1.3(b)(ii), and correspondingly reducing the amount of rentable square feet of the Premises; (2) the proportionate reduction of Rent due for the immediate quarterly installment of Rent, as well as Rent due for the remainder of the Lease Term; and (3) the amount of Rent Credit due to Tenant pursuant to Item N of the Basic Lease Provisions and Section 3.2 of this Lease. If after the Effective Date Landlord shall enter into a new lease with respect to other portions of the Building in lieu of leasing all or a portion of the Premises in violation of this Section 1.3(b)(ii), the Premises and all Rent due hereunder for the Premises shall be ratably reduced in the manner provided in the immediately preceding sentence.

(iii)     In the event that all of the Premises becomes leased to one or more third party tenants pursuant to Section 1.3(b)(ii), or in the event that Rent Credits accrue pursuant to Item N of the Basic Lease Provisions and Section 1.3(b)(ii) of this Lease, in an amount that equals or exceeds $169,719.12 [3,852 rentable square feet multiplied by $22.03 per rentable square foot for 2 Lease Years], (1) this Lease shall terminate; (ii) Tenant shall have no further obligation to pay Rent, other than Rent which is otherwise due and payable prior to the Expiration Date; and (iii) Landlord and Tenant shall have no further obligations under this Lease except for those obligations contained herein that are expressly stated to survive the expiration or earlier termination of this Lease.

Section 1.3(c). The Common Areas. The term "Common Areas" means the areas which are designed for use in common by tenants in the Complex and includes entrances, exits and doors, lobbies, hallways, corridors and stairwells, elevators, public restrooms, sidewalks, landscaped areas, driveways, parking areas, and such other areas as may be designated by Landlord as part of the Common Areas. With respect to the Common Areas, Landlord shall have the right to:

(i)     Close off any of the Common Areas to whatever extent required in the reasonable opinion of Landlord to prevent a dedication of any of the Common Areas or the accrual of any rights by any person or the public to the Common Areas;

(ii)     Temporarily close any of the Common Areas for maintenance, alteration or improvement purposes, or as necessary in the exercise of Landlord’s reasonable judgment;

(iii)     Select, appoint or contract with any person or entity for the purpose of servicing, operating, maintaining or repairing the Common Areas;

(iv)     Change the location, size, use, appearance, shape or nature of the Common Areas; and/or

(v)     Institute one or more systems, including without limitation gates and the designation of parking areas, for the control of parking at the Complex.

Landlord shall incur no liability as a consequence of the exercise of any of Landlord’s rights set forth in Subsection 1.3(a) or this Subsection 1.3(c) or the construction of any other alterations or additions to the Complex and the improvements thereon, nor shall Tenant be entitled to any abatement or diminution of Rent (as hereinafter defined) on account thereof. Any such action shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under the Lease; provided however, that, except as required by applicable law, Landlord shall exercise such rights in such manner as will (i) not deprive Tenant of reasonable means of ingress and egress to and from the Premises, in light of Tenant’s permitted use thereof, (ii) reduce the usable square footage of the Premises, or (iii) materially interfere with Tenant’s ability to utilize and enjoy the Premises for the uses permitted hereby.

ARTICLE 2 -- TERM AND POSSESSION

Section 2.1 – Term. Subject to Section 1.3(b)(iii) of this Lease, the term of this Lease shall be for the period of years specified in Item C of the Basic Lease Provisions (the "Term"); it shall begin on the Lease Commencement Date and shall end at 11:59 p.m. on the Expiration Date, unless this Lease is terminated earlier.

Section 2.2 -- Delivery of Possession. Tenant shall accept the Premises in its AS-IS, WHERE-IS condition, with all faults and without representation or warranty as to condition or fitness for Tenant’s use. Landlord shall use commercially reasonable efforts to deliver possession of the Premises to Tenant on the Lease Commencement Date.

Section 2.3 -- Surrender of the Premises. Upon the expiration or termination of this Lease, Tenant shall vacate and surrender to Landlord the Premises, together with all improvements and other property of Landlord, in broom-clean condition and in good order, condition and repair, except for ordinary wear and tear and fire or other damage that Tenant is not required to repair pursuant to Article 9 of this Lease. Tenant shall have no obligation to remove any personal property or improvements within the Premises or to undertake any repair or demolition thereof.

Section 2.4 -- Early Termination Option. Provided that there is no existing or pending default by Tenant at the time of the exercise of the option herein contained or on the effective date of the option provided below, Tenant may terminate this Lease at the conclusion of the first (1st) lease year upon providing not less than two (2) months’ prior written notice to Landlord; provided, however, that Tenant shall be required to pre-pay all Rent due for the second (2nd) lease year, and satisfy any other outstanding Rent and other charges due to Landlord which have accrued pursuant to the terms of this Lease but have not yet been paid.

ARTICLE 3 –RENT

Section 3.1 -- Rent. Tenant shall pay to Landlord, as Rent for the Premises from and after the Rent Commencement Date, the amount of money per year specified in Item G of the Basic Lease Provisions (the "Rent"), which amount (which shall be subject to adjustment pursuant to Section 1.3(b)(2)) shall be due and payable in arrears, without deduction or offset, in quarterly installments comprising three (3) months’ Rent for each such installment on or before the anniversary of the Rent Commencement Date. Specifically, Rent payments shall be due on August 4, 2016, November 4, 2016, February 4, 2017, May 4, 2017, August 4, 2017, November 4, 2017, February 4, 2018 and May 4, 2018, unless escalated in accordance with Section 2.4 of this Lease.

Section 3.2 – Rent Credit. Landlord and Tenant acknowledge that the size of the Premises takes into account two (2) new leases which will commence after the Effective Date of this Lease. Landlord and Tenant agree that Tenant shall receive a Rent Credit for such leases equal to the amount of rent received thereunder in excess of $22.03 per rentable square foot for those months during the Lease Term in which such tenants pay base rent to Landlord. This initial Rent Credit, which is subject to change based on additional rentals pursuant to Section 1.3(b)(ii) of this Lease and the number of months during the Lease Term in which all such new tenants pay base rent to Landlord, is estimated as follows:

Tenant	RSF	Rent	Delta from $22.03	Annual Rent Credit
Active Family	1983	$25.50	$3.47	$6,881.01
Stone Springs	634	$25.50	$3.47	$2,199.98
Total YR 1 Credit (assuming 10 months of rent in first year)				$7,567.49
Total YR 2 Credit			2.50% Escalation	$9,308.02
Total Credit				$16,875.51[1]

Section 3.3 -- Late Payment; Service Charge; Interest. In the event any Rent is not received on or before the fifth (5th) day after the same is due, for each and every such payment, Tenant shall pay a service charge equal to ten percent (10%) of the amount not timely paid and shall bear interest from the date due, at a per annum rate equal to (the “Default Rate”) four (4) percentage points, plus the prime rate of JP Morgan Chase Bank (the "Prime Rate"), floating daily, until paid. If any check is returned for insufficient funds, or any other reason, Tenant shall pay to Landlord a processing fee of $100.00 plus any bank charges, in addition to any late payment fee and interest charges.

ARTICLE 4 -- SECURITY DEPOSIT

Section 4.1 – Security Deposit. There shall be no security deposit requirement in connection with this Lease.

If Tenant fully and faithfully complies with all the covenants, conditions, and agreements of this Lease on Tenant's part to be performed, the amount of the deposit, less any amounts withheld and itemized in writing by Landlord for damage to the Premises beyond reasonable wear and tear, shall be returned by Landlord to Tenant, within thirty (30) days after the time fixed for the expiration of this Lease.

ARTICLE 5 – INTENTIONALLY OMITTED

ARTICLE 6 -- UTILITIES AND OTHER BUILDING SERVICES

Section 6.1 -- Basic Services. Landlord shall furnish to and within the Premises and the Common Areas, without any cost to Tenant, the following utilities and perform the following building services to the extent reasonably necessary for Tenant's comfortable occupancy and use of the Premises for general office purposes in accordance with the standards of an office building in Fairfax, Virginia (except as may otherwise be required by law or directed by any governmental authority or utility company), except as otherwise specified in this Article 6: heat, ventilation and air conditioning between the hours of 7:00 a.m. to 6:00 p.m. on Monday through Friday and 7:00 a.m. to 1:00 p.m. on Saturday of each week, except on the "holidays" (hereinafter specified); electric current for lights and light office machines; water for drinking and lavatory purposes; elevator service; cleaning and janitorial service (Monday through Friday); replacement of components for lights to the extent necessary as a result of normal usage; and maintenance and repairs to the extent specified in Article 8 of this Lease. Landlord shall furnish and replace the light bulbs, starters, ballasts, and other component parts of the building’s standard fluorescent light fixtures. As used in this Section 6.1, the term "holidays" means the following holidays or the days on which the holidays are designated for observance: New Year's Day, Memorial Day, July the Fourth, Labor Day, Thanksgiving Day, and Christmas Day.

1Subject to increase if additional new tenants are identified pursuant to Item N of the Basic Lease Provisions and Section 1.3(b)(ii) of this Lease.

Section 6.2 -- Interruption of Services. Any one or more of the utilities or building services specified in Section 6.1 may be interrupted or diminished temporarily by Landlord or other persons until certain repairs, alterations, or other improvements to the Premises or other parts of the Complex can be made or by any event or cause which is beyond Landlord's reasonable control, including any rationing or curtailment of utility services; that Landlord does not represent, warrant or guarantee to Tenant the continuous availability of such utilities or building services; and that any such interruption shall not be deemed or construed to be an interference with Tenant's right of possession, occupancy and use of the Premises nor a constructive eviction of Tenant, shall not render Landlord liable to Tenant for damages or entitle Tenant to any reduction of Rent, and shall not relieve Tenant from its obligation to pay Rent and to perform its other obligations under this Lease.

Section 6.3 -- Payment for Services. Tenant shall be responsible for all charges for telephone and telecommunications services ordered by it. The cost of all utilities and building services specified in Section 6.1 shall be borne fully by Landlord.

ARTICLE 7 -- USE OF THE PREMISES

Section 7.1 -- Covenants Regarding Use. Tenant shall do all of the following:

Section 7.1(a). Specific Use. Tenant does not intend to occupy the Premises. Should Tenant desire to physically occupy the Premises during the Lease Term, Tenant shall provide Landlord with written notice ten (10) days prior to Tenant’s occupation of the Premises.

Section 7.1(b). Waste. Tenant shall not intentionally commit in or on the Premises or the Complex any act of waste, including any act which might deface, damage or destroy the Premises or the Complex or any part thereof.

Section 7.2 -- Entry Into and Inspection of the Premises Landlord, its employees and agents, and any existing or prospective mortgagee, purchaser or tenant of the Complex, shall have the right to enter into the Premises or any part thereof, for the purposes of examining or inspecting the same, showing the same to existing or prospective purchasers, mortgagees or tenants, performing cleaning and janitorial services, and making such repairs, alterations or other improvements to the Premises or other parts of the Complex as Landlord considers to be necessary or desirable, or to exercise any right or remedy. Any such entry may be made (i) at any time without notice in the event of any emergency, or (ii) otherwise upon reasonable notice to Tenant (. Such entry may be made after normal business hours. If Tenant or its employees are not present to open an access door and permit such entry into the Premises at any such time, Landlord and its employees and agents may enter the Premises by means of a master or pass key, or otherwise. Landlord shall not be liable to Tenant for any such entry, nor shall any such entry be deemed or construed to constitute an interference with Tenant's right of possession or entitle Tenant to any reduction of Rent; provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant's business operations.

ARTICLE 8 – MAINTENANCE AND IMPROVEMENTS

Section 8.1 -- Maintenance and Repair by Landlord. Landlord shall, at Landlord’s sole cost and expense, maintain in good order and condition the entirety of the Complex, except for those obligations required of other tenants within the Complex pursuant to their respective leases. Tenant shall have no maintenance or repair obligations in connection with the Complex, the Building or the Premises.

Section 8.2 -- Alterations and Other Improvements. Tenant shall not make any alterations or other improvements to the Premises.

ARTICLE 9 -- DESTRUCTION OR DAMAGE

Section 9.1 -- Destruction or Damage. If the Complex or the Premises should be destroyed or damaged by fire or other casualty, then Landlord may, within sixty (60) days after the date of such casualty, terminate this Lease by giving written notice to Tenant of such termination. If Landlord does not terminate this Lease, then Landlord shall restore the Complex and the Premises, and this Lease shall continue in full force and effect for the remainder of the Term. Anything contained in this Article 9 to the contrary notwithstanding, in the event (a) the damage is not covered by Landlord's insurance, or (b) the holder of any mortgage on the Complex requires that the insurance proceeds be applied to the indebtedness secured by such mortgage, then Landlord shall have the right to terminate this Lease by giving written notice thereof to Tenant within thirty (30) days after Landlord learns that such damage is not covered by its insurance, or thirty (30) days after Landlord learns of such requirement from said mortgage holder, as the case may be.

Section 9.2 – Restoration. If the Complex or the Premises have been destroyed or damaged by fire or other casualty, but this Lease has not been terminated as provided in Section 9.1, then Landlord shall, at its expense, repair, reconstruct, and otherwise restore (i) the Complex to its condition immediately preceding such destruction or damage; and (ii) the Premises to a warm shell condition, plus such part of the Common Areas as may be necessary to provide access to the Premises, and Tenant shall have no obligation to restore, or incur any cost for the restoration or reconstruction of, any portion of the Premises. Unless the Lease is terminated by Landlord pursuant to Section 9.1, there shall be no abatement of Rent.

ARTICLE 10 -- LIABILITY AND INDEMNIFICATION

Section 10.1 -- Tenant's Indemnity. Subject to Section 11.3, Tenant agrees to indemnify, defend and hold Landlord harmless from claims for personal injury, death or property damage arising from incidents occurring in, on or about the Complex which are caused by the gross negligence, willful misconduct, acts or omissions of Tenant or anyone for whom Tenant is legally responsible, including, without limitation, its employees, agents, contractors and invitees and all costs, liabilities, claims and expenses (including attorneys' fees and costs) arising therefrom.

Section 10.2 -- Landlord's Indemnity. Subject to Sections 10.3 and 11.3, Landlord agrees to indemnify, defend and hold Tenant harmless from claims for personal injury, death or property damage arising from incidents occurring in or about the Premises or the Complex which are caused by the negligence, willful misconduct, acts or omissions of Landlord or anyone for whom Landlord is legally responsible, including, without limitation, its employees, agents, contractors and invitees and all costs, liabilities, claims and expenses (including attorneys' fees and costs) arising therefrom.

Section 10.3 -- Waiver of Landlord’s Liability. Landlord shall not be responsible or liable to Tenant for any interruption of business or any loss or damage that may be occasioned by or through the acts or omissions of persons or entities occupying adjoining premises or any part of the Complex.

ARTICLE 11 -- INSURANCE

Section 11.1 -- Landlord's Insurance. Landlord shall keep in force a property insurance policy on the Complex, including the Premises, including rent loss coverage. Landlord shall obtain, carry and keep in force a policy of comprehensive or commercial general liability insurance which shall insure Landlord against any liability or claim for personal injury, wrongful death or property damage for which it is responsible under this Lease or by law with a policy limit of at least $2,000,000.00. The cost of Landlord's insurance and any deductibles shall be fully borne by Landlord.

Section 11.2 -- Tenant's Insurance. Tenant may, at its expense, obtain, carry and keep in force a policy of comprehensive or commercial general liability insurance which shall be issued by an insurance carrier authorized to transact business in the State where the Premises is located and acceptable to Landlord, which would insure both Tenant, Landlord, and, if requested, Landlord's lessor and mortgagor as their interests may appear, in the following minimum amounts, respectively:

(i)	Comprehensive or commercial general liability insurance Not less than $2,000,000

Such insurance policy shall be on an occurrence basis, name Landlord as an additional insured and provide that it may not be amended or canceled upon less than thirty (30) days' prior written notice to Landlord. Upon request of Landlord, Tenant shall furnish to Landlord a certificate of insurance evidencing such coverages.

Section 11.3 -- Waiver of Subrogation. Subject to Section 11.1, each party hereby waives claims arising in any manner in its ("Injured Party's") favor and against the other party for loss or damage to the Injured Party's property located at or within or constituting a part or all of the Premises or the Complex regardless of the negligence of the parties. This waiver applies to the extent the loss or damage is covered by the Injured Party's insurance or the insurance the Injured Party is required to carry under this Article 11, whichever is greater. This waiver also applies to each party's directors, members, officers, employees, shareholders, members, partners and agents. Since this mutual waiver will preclude the assignment of any such claim by subrogation or otherwise to an insurance company, each party shall give to its insurance carrier written notice of the waiver of subrogation contained in this Section 11.3, and shall have its insurance policy properly endorsed, if necessary, to prevent the invalidation of such policy by reason of such waiver of subrogation. For purposes of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under, the applicable insurance policy.

ARTICLE 12 -- ASSIGNMENT AND SUBLETTING

Section 12.1 – Assignment and Subletting. Tenant shall not assign this Lease, sublet the Premises, or otherwise transfer any interest in this Lease or the Premises, or any part thereof, or permit the occupancy of all or any part of the Premises by any third party, whether by operation of law or in connection with a merger or consolidation or otherwise (individually and collectively, a “Transfer”), without in each case securing Landlord’s prior written consent. Any transfer of a 10% or greater ownership or voting interest in Tenant shall be deemed a Transfer and require Landlord's consent as set forth herein. Landlord's consent to any Transfer shall not be deemed a consent to any further Transfer, each of which shall require Landlord's consent as set forth herein. In no event shall any Transfer release Tenant from the faithful performance of its obligations under this Lease. Simultaneously with requesting Landlord’s consent to any Transfer, Tenant shall deliver to Landlord all relevant information concerning the transferee, including, without limitation, financial information, names, addresses, business experience, transaction summary and consideration to be paid. In addition, upon request by Landlord, Tenant shall promptly send to Landlord any additional information requested by Landlord. Any attempted Transfer in violation of this Article shall be null and void ab initio and of no force or effect, provided that Landlord may in all events, at its option, collect rent and other amounts from any actual or purported Transferee.

ARTICLE 13 -- DEFAULTS AND REMEDIES

Section 13.1 -- Default by Tenant. If (i) Tenant fails to pay any portion of Rent within five (5) days after the same is due shall constitute a default under this Lease, or (ii) Tenant shall, after having been given not less than thirty (30) days prior written notice of any other violation or breach of this Lease, violate or fail or neglect to keep and perform any of the covenants, conditions and agreements herein contained on the part of the Tenant to be kept and performed, then Tenant shall be in default under this Lease. Notwithstanding the foregoing, Landlord shall provide to Tenant not more than twice in any Lease year, written notice of any such monetary default, and Tenant shall have the right to cure such default within ten (10) days of Tenant’s receipt of such notice.

Section 13.2 -- Remedies of Landlord. If a default by Tenant has occurred beyond any applicable cure period as provided in Section 13.1, then Landlord may terminate this Lease, including Tenant's right of possession of the Premises and any other right afforded to Tenant under this Lease, at any time after the occurrence of Tenant's default, by giving to Tenant written notice of such termination, provided that Tenant shall remain liable for the amounts set forth herein notwithstanding such termination. If Landlord should so terminate this Lease, then Tenant shall pay to Landlord the sum of (i) Rent due up to the date of such termination, and (ii) the total Rent due for the remainder of the Lease Term, and (iii) any other charges due and payable to Landlord in accordance with the terms of this Lease.

Section 13.3 -- Limitations on Landlord's Liability. If Tenant provides Landlord with a written notice that Landlord is in default under this Lease, and Landlord does not cure such default within ten (10) days, and if Tenant should, as a consequence thereof, recover a money judgment against Landlord, then Tenant shall look solely to Landlord's right, title and interest in and to the Complex for the collection of such judgment, it being agreed that no other property of Landlord or its partners, members and shareholders shall be subject to levy under any attachment, execution, or other legal process for the satisfaction of Tenant's judgment, and that Landlord or its partners, members and shareholders shall not be personally liable for any deficiency.

Section 13.4 -- Non-Waiver of Defaults and Remedies. The failure or delay by either party, at any time after a default has occurred, to exercise or enforce any of the rights, remedies and obligations shall not be deemed or construed to be a waiver of any such default, right, remedy or obligation or to affect the right of a party thereafter to exercise or enforce each and every such right, remedy and obligation. No waiver of any default shall be deemed or construed to be a waiver of any other default, and no such waiver shall be valid or binding upon a party unless it is set forth in a written instrument signed by such party. The receipt by Landlord of less than the full Rent due at the time shall not be deemed or construed to be other than the receipt of a payment on account of the Rent then due, nor shall any statement on or in any letter accompanying Tenant's check be deemed or construed to be an accord and satisfaction; and Landlord may accept such payment without prejudice to Landlord's right to recover the remaining balance of the Rent then due or to pursue any of its other rights and remedies. No act or failure to act by Landlord or its employees or agents shall be deemed or construed to be an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid or binding upon Landlord unless it is set forth in a written instrument signed by Landlord.

Section 13.5 -- Attorneys' Fees. If either party should default in the performance of any of its obligations under this Lease (beyond any applicable notice and cure period) and the other party should employ one or more attorneys to assist it in enforcing its rights and remedies, the defaulting party shall reimburse the other party (provided such party is not also in default beyond any applicable notice and cure period) for the attorneys' fees paid or incurred by it in connection therewith, regardless of whether suit is filed or whether this Lease shall have been terminated, it being agreed that this obligation shall survive such termination.

Section 13.6 -- Waiver of Trial by Jury. Landlord and Tenant waive their right to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease.

ARTICLE 14 -- EMINENT DOMAIN

Section 14.1 – Taking. The terms "eminent domain," "condemnation," "taken," and the like in this Article 14 include takings for public or quasi-public use and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain. If the entire Premises or the portions of the Complex required for reasonable use of the Premises are taken by eminent domain, this Lease shall automatically terminate on the earlier of: (a) the date title vests in the condemning authority, or (b) the date Tenant is dispossessed by the condemning authority. If there is a partial taking and this Lease continues, then this Lease shall terminate as to the part taken and the Rent shall be equitably reduced.

Section 14.2 -- Termination by Landlord. If title to a part of the Complex other than the Premises is condemned, and, in Landlord's reasonable opinion, the Complex should be restored in a manner that materially alters the Premises, Landlord may terminate this Lease by giving notice to Tenant.

Section 14.3 -- Awards and Damages. Landlord reserves all rights to damages paid because of any partial or entire taking of the Premises. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages.

Section 14.4 -- Temporary Condemnation. If part or all of the Premises are condemned for a period of time ("Temporary Condemnation"), this Lease shall remain in effect and Rent shall not be abated. Landlord shall receive the entire award for any Temporary Condemnation.

ARTICLE 15 -- GENERAL AND MISCELLANEOUS PROVISIONS

Section 15.1 -- Notice; Time of the Essence. Any notice or other communication required or permitted to be given to a party under this Lease or by law shall be in writing, unless otherwise specified herein, and may be delivered in person or by overnight courier which provides evidence of receipt to such party at the address specified in Item J of the Basic Lease Provisions. Any such notice shall be deemed to have been given as follows: (i) when sent by overnight courier, as of the earlier of receipt or the first (1st) business day after deposit with the overnight courier, and (ii) when delivered by any other means, upon receipt. Either party may change its address for notice by giving written notice thereof to the other party. Time is of the essence with respect to each and every obligation under this Lease.

Section 15.2 -- Subordination and Attornment. Tenant agrees that this Lease is and shall be subordinate to any mortgages, deeds of trust, superior leases and ground leases that are now, or may hereafter be placed, upon the Premises or to which the Premises are subject and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, modifications, amendments and extensions thereof. Tenant also agrees that any mortgagee or beneficiary may elect to have this Lease constitute a prior lien to its mortgage or deed of trust, and in the event of such election and upon notification by such mortgagee or beneficiary to Tenant to that effect, this Lease shall be deemed prior in lien to such mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Tenant agrees that upon the request of Landlord, or any mortgagee, lessor or beneficiary, Tenant shall execute whatever instruments may be reasonably required by Landlord or by any mortgagee, lessor or beneficiary to carry out the intent of this Section. In the event of the cancellation or termination of any superior lease, (1) this Lease and all of the rights of Tenant pursuant to this Lease shall remain in full force and effect, except that the lessor under any applicable superior lease shall be deemed to be 'Landlord', or at the request of such lessor or Tenant, such lessor and Tenant shall enter into a direct lease upon the same terms and conditions set forth in this Lease, (2) Tenant agrees to be bound to such lessor under all provisions of this Lease for the balance of the Term with the same force and effect as if such lessor was the original 'Landlord' under this Lease, and (3) Tenant shall perform and observe its obligations under this Lease, and Tenant shall attorn to and recognize such lessor as its 'Landlord' under this Lease. In the event of foreclosure, or conveyance by deed in lieu of foreclosure, or exercise of the power of sale under any mortgage and/or deed of trust, or in the event Landlord sells, conveys or otherwise transfers its interest in the Land or any portion thereof containing the Premises or in the event that any superior lease is terminated, this Lease shall remain in full force and effect and Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner or lessor whereby Tenant attorns to such successor in interest and recognizes such successor as the 'Landlord' under this Lease, provided, however, that such successor shall not be bound by any payment of Rent for more than three (3) months in advance, any security deposit, or any prior default by Landlord. Upon request by Tenant, Landlord shall use good faith efforts to secure from the holder of any mortgage affecting the Land a written agreement wherein the holder agrees that so long as Tenant is not in default of its obligations under this Lease beyond any applicable notice and cure period the holder shall recognize Tenant's rights under this Lease. Rent due under this Lease shall not be paid more than three (3) months in advance, and shall, upon receipt of written notification from the holder of the mortgage, deed of trust or superior lease, be paid by the Tenant directly to such holder until the Tenant receives other written instructions from such holder.

Section 15.3 -- Tenant Estoppel Certificate. If requested by Landlord, Tenant shall, within fifteen (15) days thereafter, execute and deliver to Landlord, or to any person or entity named by Landlord, a tenant estoppel certificate which states that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), the amount of Rent, and the date to which Rent has been paid, that there are not, to Tenant's knowledge, any existing defaults (or specifying such defaults if any are so claimed), and such other matters as are typically covered by such a certificate or as may be reasonably requested by Landlord.

Section 15.4 -- Choice of Law; Jurisdiction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflicts of law rules. Landlord and Tenant hereby agree that the exclusive jurisdiction and venue for any dispute arising out of this Lease are the State Courts of the Commonwealth of Virginia located in Fairfax, Virginia and the United States District Court for the Eastern District of Virginia, Alexandria Division.

Section 15.5 -- Complete Agreement; Amendment; Severability. This Lease, including all exhibits, addenda, and other documents attached or referred to herein, all of which are incorporated by reference into this Lease, constitutes the complete agreement between the parties with respect to the subject matter hereof; it supersedes all previous understandings, if any, between the parties; no oral or implied understandings, representations or warranties shall vary its terms; and it may not be amended, other than by a written instrument executed and delivered by both parties. The invalidity or unenforceability of any provision of this Lease, in any particular respect, shall not affect the validity and enforceability of any other provision of this Lease or of the same provision in any other respect.

Section 15.6 -- Successors and Assigns; Assignment; Sale of the Complex. This Lease shall, subject to the provisions of Article 12, inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Landlord may sell and convey the Complex and assign its interest in this Lease at any time; and if Landlord should do so, then Landlord shall be automatically released from liability for the performance of its obligations under this Lease after the date of such conveyance; and Tenant shall thereafter look for such performance solely to such purchaser, who shall be deemed to have assumed all of such obligations, it being agreed that such obligations shall be binding upon Landlord or its successors and assigns only during and in respect of their respective periods of ownership of the Land. The covenants, undertakings and agreements of Landlord hereunder are not the personal obligations of Landlord and this Lease is entered into on the express condition that any judgment obtained against Landlord in connection with this Lease, the Premises, the Land and the Complex shall be satisfied only from Landlord’s interest in the Land and any proceeds received from the sale thereof.

Section 15.7 -- Captions; Pronouns; Gender; Definition of Person; Joint and Several Obligations. All captions used in this Lease are for convenience only; they do not form a substantive part of this Lease; and they shall not enlarge or restrict any substantive provision of this Lease. A pronoun or any variation thereof used in this Lease is deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person may require. The term "person," as used in this Lease, includes a corporation, partnership, limited liability company, association, trust, estate, government, governmental agency or other entity, as well as an individual or natural person. If two or more persons should sign this Lease as Tenant, their obligations under it shall be joint and several.

Section 15.8 – Recording. Neither this Lease nor any memorandum of this Lease shall be recorded (other than in connection with the enforcement of a default hereunder).

Section 15.9 -- Quiet Enjoyment. Landlord covenants with Tenant that if and so long as Tenant pays the Rent, and is not otherwise in default hereunder, then Tenant shall have the peaceful and quiet enjoyment, possession, occupancy and use of the Premises without any interference from Landlord, its employees or agents, or persons claiming a right of possession or tenancy granted to it by Landlord, except to the extent otherwise provided in this Lease or by law.

Section 15.10 -- Broker's Commission. Tenant represents and warrants to Landlord that there are no claims for brokerage commissions or finder's fees in connection with this Lease, and Tenant agrees to indemnify Landlord and hold it harmless from all liabilities arising from any such claim, including, without limitation, the cost of attorneys' fees in connection therewith from any other broker claiming through Tenant. The provisions of this Section shall survive the expiration or termination of this Lease.

Section 15.11 -- Patriot Act. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) the Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation, any assignment of this Lease or any subletting or all or any portion of the Premises or the making or receiving of any contribution or funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by the Tenant under this Lease, and (y) the representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration or termination of this Lease.

Section 15.12 -- Parking. Parking is available in the parking facility of the Complex (the “Parking Facility”) on an unreserved, non-exclusive basis. Landlord reserves the right to institute restrictions on access to and the number of parking spaces permitted for each tenant of the Complex, including Tenant, and to assign the operation of the Parking Facility to a third-party operator. Landlord may, in its sole discretion, implement a parking validation system for patients or visitors of each tenant of the Complex, including Tenant.

Section 15.13 -- Guaranty of Lease. Gyrodyne, LLC, a New York limited liability company, shall execute the Guaranty of Master Lease attached hereto as Exhibit B.

IN WITNESS WHEREOF, the parties have executed and delivered this instrument and made it effective as of the date first written above, regardless of the actual date of execution or delivery by either party.

TENANT:

Virginia Healthcare Center, LLC, a Virginia limited liability company

By:	Gyrodyne, LLC Its sole member

By:
	Name:	Peter Pitsiokos
	Title:	Chief Operating Officer

LANDLORD:

One Capital Partners, LLC, a Virginia limited liability company

By:
Name:	Ambrish Gupta
Title:	Member

EXHIBIT A TO MASTER LEASE

LIST OF SUITES COMPRISING THE INITIAL PREMISES

[DRAFTING NOTE: TO BE PROVIDED.]

SAUL EWING DRAFT

04/22/2016

EXHIBIT B TO MASTER LEASE

MASTER LEASE GUARANTY

THIS MASTER LEASE GUARANTY is made as of May __, 2016, by Gyrodyne, LLC, a New York limited liability company (“Guarantor”), in favor of One Capital Partners, LLC, a Virginia limited liability company, its successors and assigns (“Landlord”).

WITNESSETH:

A.     Landlord and Virginia Healthcare Center, LLC ("Tenant"), have entered into a lease agreement dated this date (the “Lease”) wherein Tenant has leased space located at 10721 Main Street, Fairfax, Virginia 22030 from Landlord and as more fully described in the Lease.

B.     As partial consideration for the Lease, Landlord requires that Guarantor guarantees the full performance of the Lease by Tenant, including the payment of all rentals and other amounts to accrue thereunder.

NOW, THEREFORE, Guarantor covenants as follows:

1.     Guaranty. Guarantor, for itself and its successors and assigns, unconditionally and irrevocably guarantees the prompt payment when due, or whenever payment may become due under the terms of the Lease, all payments of rent, additional rent, impositions, and all other charges, expenses and costs of every kind and nature, which are or may be due now or in the future under the terms of the Lease; and the complete and timely performance, satisfaction and observation of the terms, covenants and conditions, rules and regulations and related obligations arising by reason of the Lease, required to be performed, satisfied or observed by Tenant.

Guarantor acknowledges that it will derive material economic benefit from and in connection with the Lease, and that the execution and delivery of this Guaranty is a condition precedent to Landlord’s approval, execution and delivery of the Lease.

2.     Coverage of Guaranty. This Guaranty is a guaranty of payment and performance and not merely collection and extends to any and all liability that Tenant has or may have to Landlord pursuant to the terms of the Lease; provided, however, that this Guaranty shall not expire until such time as all obligations of Tenant to Landlord are paid and performed in full pursuant to the terms of the Lease.

3.     Performance Guaranty. In the event that Tenant fails to perform, satisfy or observe the terms and conditions of the Lease required to be performed, satisfied or observed by Tenant, Guarantor will promptly and fully perform, satisfy and observe the obligation or obligations in the place of Tenant. Guarantor shall pay, reimburse and indemnify Landlord for any and all damages, costs, expenses, losses and other liabilities, including reasonable attorney’s fees and costs of suit, arising or resulting from the failure of Tenant to perform, satisfy or observe any of the terms and conditions of the Lease; provided, however, that Guarantor’s obligations under this Agreement shall be limited to two (2) years of Base Rent and the costs associated with the recovery of the same, including reasonable attorney’s fees not to exceed twenty-five percent (25%) of the recovered Base Rent (“Guarantor’s Maximum Liability”). Notwithstanding the foregoing, Guarantor’s Maximum Liability shall be reduced in an amount equal to each installment of Rent that is timely paid under the Lease.

4.     Waiver of Notices. Without notice to or consent from Guarantor, with the mutual agreement of the parties to the Lease Landlord may amend, waive or modify any of the terms or conditions of the Lease, any rules and regulations or related Tenant obligations; or compromise, settle or extend the time of payment of any amount due from the Tenant or the time of performance of any obligation of Tenant. These actions may be taken by Landlord without discharging or otherwise affecting the obligations of Guarantor.

5.     Unconditional Obligations. The liability of Guarantor is direct, immediate, absolute, continuing, unconditional and unlimited except as otherwise specified herein. The liability of Guarantor is coextensive with that of Tenant and also joint and several with Tenant. Guarantor agrees that Landlord may enforce this Guaranty without first exercising any right or remedy provided for under the Lease or applicable law and legal action may be brought against Guarantor and carried to final judgment either with or without making Tenant a party thereto. Landlord may alternatively enforce this Guaranty concurrently with, or at any time subsequent to, the exercise of any right or remedy under the Lease or applicable law, and in furtherance of the foregoing, it is expressly understood and agreed that Landlord’s exercise of any right or remedy under the Lease or applicable law shall not discharge Guarantor from its obligations under this Guaranty, such obligations being absolute and unconditional, and Guarantor hereby specifically waives the benefits of any statute or rule of law inconsistent with the terms hereof. Guarantor hereby waives any and all rights which Guarantor has under Section 49-25 and 49-26 of the Code of Virginia, as amended. Landlord shall not be required to pursue any remedies it may have against Tenant or against any collateral as a condition to enforcement of this Guaranty. Guarantor shall not be discharged or released by reason of the discharge or release of Tenant for any reason, including a discharge in Bankruptcy, receivership or other proceedings, a disaffirmation or rejection of the Lease by a trustee, custodian, or other representative in Bankruptcy, a stay or other enforcement restriction, or any other reduction, modification, impairment or limitations of the liability of Tenant or any remedy of Landlord. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Landlord must rescind or restore any payment, or any part thereof, received by Landlord, any prior release or discharge from the terms of this Guaranty given to Guarantor by Landlord shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Tenant and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Landlord), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Tenant or any other party liable for payment of any or all amounts due under the Lease for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

6.     Certificate of Existence. On ten (10) days’ written notice from Landlord, Guarantor shall execute a certificate acknowledging and reaffirming this Guaranty, its continued existence and that it remains binding and in full force and effect.

7.     Binding Effect. This Guaranty is binding upon Guarantor and its successors and assigns, and is binding upon and shall inure to the benefit of Landlord, its successors and assigns. No assignment or delegation by Guarantor shall release the Guarantor of its obligations under this Guaranty. This Guaranty shall bind the successors, assigns and legal representatives of Guarantor. The term “Tenant” used in this Guaranty includes also the first and any successive assignee or sublessee of Tenant.

8.     Modifications. This Guaranty contains the entire agreement between Landlord and Guarantor with respect to the subject matter hereof and supersedes all prior writings and oral agreements. This Guaranty may not be modified orally, but only by a writing signed by both Guarantor and Landlord. Modifications include any waiver, change, discharge, modification or termination.

9.     Choice of Law; Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of Virginia applicable to agreements made and to be wholly performed within Virginia. Landlord and Guarantor hereby agree that the exclusive jurisdiction and venue for any dispute arising out of this Guaranty or the Lease are the State Courts of the Commonwealth of Virginia located in Fairfax County, Virginia and the Federal District Court located in Fairfax County, Virginia.

10.     Waiver of Jury Trial. Guarantor hereby waives trial by jury in any action brought on or with respect to this Guaranty or the Lease.

11.     Authority. Guarantor represents and warrants that this Guaranty has been duly authorized by all necessary corporate action, if necessary, and has been duly executed and delivered by a duly authorized officer, and constitutes Guarantor’s valid and legally binding agreement.

12.     Invalidity. If any provision of this Guaranty or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty shall not be affected thereby and each remaining provision of the Lease shall be valid and enforceable to the full extent permitted by the law.

13.     Notice. All notices or other communications required or permitted hereunder shall be in writing, and shall be given by (i) any nationally recognized overnight delivery service with proof of delivery sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith, or (ii) electronic mail with electronic confirmation of receipt, provided that a paper copy of such notice is delivered pursuant to clause (i) above on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Guarantor:                     Virginia Healthcare Center, LLC

c/o Gyrodyne, LLC

One Flowerfield, Suite 24

St. James, NY 11780

Attention:     Pat Lara

If to Purchaser:                     One Capital Partners, LLC
7717 Carlton Place
McLean, VA 22102
Attention:     Ambrish Gupta

IN WITNESS WHEREOF, Guarantor has duly signed this Guaranty as of the date stated above.

GUARANTOR

GYRODYNE, LLC a New York limited liability company

By:
Peter Pitsiokos, Chief Operating Officer